UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Willis Lease Finance Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Willis Lease Finance Corporation

4700 Lyons Technology Parkway

Coconut Creek, Florida 33073

IMPORTANT NOTICE REGARDING THE 2026 ANNUAL

MEETING OF STOCKHOLDERS

The following notice of annual meeting was delivered to registered stockholders of Willis Lease Finance Corporation (the “Company”) on June 2, 2026 in connection with the 2026 annual meeting of the Company’s stockholders that was convened May 26, 2026 and adjourned to Tuesday, June 23, 2026, at 10:00 A.M. eastern time.

THE FOLLOWING NOTICE SUPPLEMENTS AND SHOULD BE READ IN

CONJUNCTION WITH THE PROXY STATEMENT

June 2, 2026

Notice of Annual Meeting

To our stockholders:

As announced at the 2026 Annual Meeting of Stockholders (as adjourned and reconvened from time to time, the “Annual Meeting”) of Willis Lease Finance Corporation (the “Company”) held on May 26, 2026, the Annual Meeting with respect to Proposal 2 was adjourned until Tuesday, June 23, 2026, at 10:00 a.m. eastern time.

“Proposal 2” describes the proposed stockholder approval to amend the Company’s certificate of incorporation to effect a three-for-one forward stock split and increase the number of authorized shares of common stock and preferred stock of the Company. Proposal 2 (and the other proposals presented at the Annual Meeting) are described in detail in the Company’s definitive proxy statement for the Annual Meeting filed with the U.S. Securities and Exchange Commission on April 24, 2026 (as amended and supplemented from time to time, the “Proxy Statement”).

The reconvened Annual Meeting will be held virtually via live webcast. Stockholders who have not yet registered to attend the Annual Meeting may do so prior to the reconvened Annual Meeting at www.proxydocs.com/WLFC.

The record date for determining stockholders eligible to vote at the Annual Meeting will remain the close of business on April 6, 2026. Valid proxies submitted prior to the Annual Meeting on May 26, 2026 with respect to Proposal 2 will continue to be valid for the reconvened Annual Meeting on June 23, 2026, unless properly changed or revoked prior to being exercised at the reconvened Annual Meeting on June 23, 2026.

You are advised to read the Proxy Statement in its entirety because it contains important information about Proposal 2. The Board of Directors recommends that you vote FOR Proposal 2. If you have already voted FOR Proposal 2 and do not want to change your vote, no further action is required at this time.

Thank you for your support.

Sincerely,

Z. Clifton Dameron IV

Senior Vice President,

General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 23, 2026

The Proxy Statements and various supplements thereto are available at www.proxydocs.com/WLFC

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

+1 (877) 825-8772 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)